MATTHEWS STUDIO EQUIPMENT GROUP

EXHIBIT (11.1)

                                AMENDMENT NO. 1
                             TO PURCHASE AGREEMENT


      AMENDMENT NO. 1 TO PURCHASE AGREEMENT, dated as of April 5, 1996 (this

"Amendment") to that certain Purchase Agreement dated as of July 27, 1995 (the
- - - ----------
"Purchase Agreement"), between MATTHEWS STUDIO EQUIPMENT GROUP (the "Company")
- - - -------------------                                                  -------
and ING EQUITY PARTNERS, L.P.I (the "Purchaser"), is made by and between the
                                     ---------
Company and the Purchaser. Capitalized terms used herein, except as otherwise defined herein, shall have the meanings given to such terms in the Purchase Agreement.

      WHEREAS, the Common Stock of the Company is listed on the National Association of Securities Dealers, Inc. ("NASD"), interdealer quotation system
                                          ----
and is designated as a National Market System security; and

      WHEREAS, the NASD has required that the Company make certain amendments to the Certificate of Determination, which amendments will result in material modifications and reduction of the powers, rights, privileges and preferences of the Company's Preferred Stock, no par value; and

      WHEREAS, the Preferred Share issued to the Purchaser in connection with the Closing, was contemplated by the Company and the Purchaser to have such powers, rights, privileges and preferences that are substantially different from the powers, rights, privileges and preferences for the Preferred Stock now approved by the NASD, and such required modification has resulted in making the issuance of the Preferred Share made in connection with the Closing null and void ab initio; and
     ---------

      WHEREAS, the Company has requested that the Purchaser agree to the amendment of the Purchase Agreement and related documents in order for the Company to accommodate the actions required by the NASD, and both the Company and the Purchaser mutually desire to maintain the listing of the Company's Common Stock with the NASD and the designation of the same as a National Market System security and are willing to enter into this Amendment to provide such accommodation; and

      WHEREAS, the Company also has requested the ability to defer the repayment of a portion of the original $5,000,000 in indebtedness to the Purchaser on the terms and conditions provided herein;

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the value and sufficiency of which is hereby acknowledged the parties hereto agree as follows:

      1.    Amendments to Purchase Agreement.  The Purchase Agreement is hereby
            --------------------------------
amended as of date hereof as follows:

            (a) Clause (a) of the second recital of the Purchase Agreement is amended and revised to state in its entirety as follows:

                  (a) $5,000,000 principal amount of senior subordinated
            promissory notes in the forms of Exhibit A-1 and Exhibit A-2 hereto
                                             -----------     -----------
            due July 27, 2000 and July 27, 2005 in replacement of the senior subordinated promissory note in the form of Exhibit A;

            (b) The definition of "Note" set forth in Section 1.1 of the
                                                      -----------
      Agreement is modified and amended to read in its entirety as follows:

            "Note" means each promissory note of the Company, dated the Closing
             ----
            Date, substantially in the forms of Exhibit A-1 (the "Five Year
                                                -----------       ---------
            Note") and Exhibit A-2 (the "Ten Year Note") hereto (as such
            ----       -----------       -------------
            promissory note may be amended, endorsed or otherwise modified from time to time) and all other promissory notes accepted from time to time in substitution, replacement or renewal therefor, including pursuant to Section 4.8 or 4.9.
                        -----------    ---

            (c) Clause (a) of Section 2.1(a) is amended and revised to state in
                              --------------
      its entirety as follows:

                  (a) $5,000,000 aggregate principal amount of Notes;

            (d) Section 4.3 of the Purchase Agreement is amended and revised to
                -----------
      state in its entirety as follows:

            SECTION 4.3. Optional Payments.  To the extent expressly permitted
                         -----------------
            under the Senior Credit Agreement, the Company may, at its option, prepay at any time, in whole or in part (in an integral multiple of $100,000), the outstanding principal amount of the Five Year Notes. Prepayments of principal shall be in the amount so prepaid and be accompanied by payment in full of all interest accrued on such principal amount and not yet paid. Each prepayment shall be subject to the Company having given any Noteholder written notice of such prepayment not more than ten days and not less than five days prior to the date fixed for such prepayment, in each case specifying (w) such date, (x) the aggregate principal amount of such prepayment (and the amount of unpaid interest accrued on such principal amount) and (y) the principal amount of each Note held by such Noteholder to be prepaid on such date (and the amount of unpaid interest accrued on such principal amount). Such notice shall be accompanied by an officers' certificate certifying that the conditions to such prepayment have been fulfilled and specifying the particulars of such fulfillment. Amounts specified in any such notice for voluntary prepayment in accordance with this Section on any date shall be due and payable on such date and in the amount so specified.

            (e) Section 4.4 of the Purchase Agreement is amended and revised to
                -----------
      state in its entirety as follows:

            SECTION 4.4. Allocation.  Each partial prepayment paid or to be
                         ----------
            prepaid of principal of the Five Year Notes and each prepayment of interest paid or to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Five Year Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion. In the case of each prepayment of principal of the Five Year Notes, the principal amount to be prepaid, together with interest on such principal amount accrued to such date, shall mature and become due and payable on the date fixed for such prepayment. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

            (f) Section 4.6 of the Purchase Agreement is amended and revised to
                -----------
      state in its entirety as follows:

            SECTION 4.6. Public Offering Redemption.  Two weeks prior to the
                         --------------------------
            date reasonably expected by the Company for the occurrence of any sale of common equity by the Company pursuant to a registration statement under the Securities Act (a "Public Equity Offering"), the
                                                   ----------------------
            Company will immediately give written notice of such transaction or event to each Noteholder, which notice shall describe such transaction or event in reasonable detail. In the event that such Public Equity Offering is consummated on or after the second anniversary of the Closing Date, then immediately upon (and concurrently with) the occurrence of such Public Equity Offering, the Company shall use the net proceeds to the extent such proceeds exceed $6,000,000 and are designated by the Company, at its option, to be applied to the repayment of Indebtedness as follows: (i) fifty percent (50%) to purchase outstanding Five Year Notes from each Noteholder on a pro rata basis, and (ii) fifty percent (50%) to repay Indebtedness under the Senior Loan Documents. However, in the event of such a Public Equity Offering that results in net proceeds of less than $6,000,000, (a) then the foregoing sentence will not be applicable and (b) no repayments of Indebtedness shall be permitted or required with respect to such net proceeds, other than as required under the second to last sentence of Section 2.09(d)(Y) of the Senior Credit Agreement.

            (g) A new Section 4.11 is added to the Purchase Agreement, which new
                      ------------
      Section 4.11 states in its entirety as follows;
      ------------

            SECTION 4.11 Prepayment of the Ten Year Notes.  To the extent
                         --------------------------------
            expressly permitted under the Senior Credit Agreement, the Ten Year Notes shall be prepaid only as follows:

                  (a) At any time after the earlier of (i) the payment and
            performance of all Indebtedness with respect to the Five Year Notes or (ii) July 27, 2000, the Holders of the outstanding Ten Year Notes may require the prepayment in whole, but not in part, of the outstanding principal amount of the Ten Year Notes and all interest accrued on such principal amount and not yet paid. Each prepayment pursuant to this Section 4.11(a) shall be subject to the Holders of
                             ---------------
            the Ten Year Notes having given the Company written notice of such prepayment not less than thirty days prior to the date fixed for such prepayment, in each case specifying (w) such date, (x) the aggregate principal amount of such prepayment (and the amount of unpaid interest accrued on such principal amount) and (y) the principal amount of each Note held by such Noteholder to be prepaid
            on   such date (and the amount of unpaid interest accrued on such principal amount).

                  (b) At any time any Holder of Ten Year Notes ceases to hold on a fully diluted basis three percent or more of the outstanding Common Shares (counting the Warrants on an as if exercised basis) the Company may, at its option, prepay at any time, in whole but not in part, the outstanding principal amount of the Ten Year Notes held by such Holder. Prepayments of principal shall be in the amount so prepaid and be accompanied by payment in full of all interest accrued on such principal amount and not yet paid. Each prepayment pursuant to this Section 4.11(b) shall be subject to the Company
                             ---------------
            having given any Noteholder written notice of such prepayment not more than 10 days and not less than five days prior to the date fixed for such prepayment, in each case specifying (w) such date,
            (x) the aggregate principal amount of such prepayment (and the amount of unpaid interest accrued on such principal amount) and (y) the principal amount of each Note held by such Noteholder to be prepaid on such date (and the amount of unpaid interest accrued on such principal amount). Such notice shall be accompanied by an officers' certificate certifying that the conditions to such prepayment have been fulfilled and specifying the particulars of such fulfillment. Amounts specified in any such notice for voluntary prepayment in accordance with this Section on any date shall be due and payable on such date and in the amount so specified.

                  (c) In the case of each prepayment of principal of the Ten
            Year Notes, the principal amount to be prepaid, together with interest on such principal amount accrued to such date, shall mature and become due and payable on the date fixed for such prepayment. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Ten Year Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Ten Year Note shall be issued in lieu of any prepaid principal amount of any Note.

            (h) A new Section 4.12 is added to the Purchase Agreement, which new
                      ------------
      Section 4.12 states in its entirety as follows:
      ------------

            SECTION 4.12 Extension of Five Year Note. (a) In the event for any
                         ---------------------------
            reason the Indebtedness under the Five   Year Note shall not be paid
            or performed on a timely basis, each Holder of such Note shall have the option in its sole and exclusive discretion to add any portion of the unpaid Indebtedness owed to such Holder under the Five Year Note to the principal of any Ten Year Note held by such Holder, and the Indebtedness so added to such Ten Year Note shall be paid at the time Indebtedness under the Ten Year Note held by such Holder is due and payable.

                  (a) If the Indebtedness of any Five Year Note is extended
            pursuant to Section 4.12(a), the Company shall execute such
                        ---------------
            replacement Ten Year Notes as are reasonably requested by such Holders within five days of such request to evidence the increased Indebtedness under the Ten Year Notes; provided that except for the increased Indebtedness the replacement Notes shall be substantially similar to the Ten Year Notes.

                  (b) The Company acknowledges and agrees that any extension of the Indebtedness under a Five Year Note pursuant to this Section
                                                                     -------
            4.12 shall be at the sole and exclusive option of the Holder of such
            ----
            Five Year Note, and that neither the Purchaser nor any other Holder of a Five Year Note has agreed by the terms hereof to make such extension or is required to make such extension at any time or under any circumstances.

            (i) A new Section 6.1.16 is added to the Purchase Agreement, which
                      --------------
      new Section 6.1.16 states in its entirety as follows:
          --------------

            SECTION 6.1.16. Amendment Deliveries. (a) The Company and the
                            --------------------
            Purchaser hereby agree that due to the materiality of the amendments to the terms of the Preferred Stock required by the NASD and the substantial difference between the previously contemplated terms of the Preferred Stock and the terms required by the NASD, the Company and the Purchaser hereby agree that the issuance of the Preferred Share in connection with the Closing was null and void ab initio.
                                                                   ---------
            Concurrently with the execution of this Amendment, the Purchaser shall return to the Company the stock certificate intended to evidence the Preferred Share for rescission and cancellation by the Company. No later than one Business Day following the parties' execution and delivery of this Amendment, the Company's Board of Directors shall approve an amendment and restatement, in the form attached hereto as Exhibit C, of the Certificate of Determination, and shall cause such amended and restated form of the Certificate of Determination to be filed with the Secretary of State of California. The Company shall make all reasonable and appropriate efforts to gain the receipt by the Company of the certification by the Secretary of State of California of the filing of such amended and restated Certificate of Determination. No later than the earlier of
            (i) April 19, 1996, or (ii) one Business Day following receipt by the Company of certification by the Secretary of State of California of the filing of such amended and restated Certificate of Determination, the Company shall issue and deliver to the Purchaser a validly issued stock certificate evidencing one share of the Preferred Stock. Upon such issuance, such share of Preferred Stock shall constitute the "Preferred Share" and the "Special Voting Preferred Stock," as those terms are used in the Purchase Agreement.

                  (b) On or before April 19, 1996, the Holders of the Notes
            outstanding as of such date (the "Old Note") shall present the Old
                                              --------
            Note to the Company, and the Company shall cancel the Old Note and issue to the Holder in replacement of the Old Note a Five Year Note in the principal amount of $4,900,000, and Ten Year Note in the principal amount of $100,000.

            (j) The former Section 6.1.16 of the Purchase Agreement is
                           --------------
      renumbered Section 6.1.17.
                 --------------

            (k) Section 7.1.5 of the Purchase Agreement is hereby amended and
                -------------
      restated to state in its entirety:

            SECTION 7.1.5. Non-Performance of Certain Undertakings.  The Company
                           ---------------------------------------
            shall default in the due performance and observation of any agreement contained in Section 6.1.16, Section 6.2.1 (as it relates
                                   --------------  -------------
            to the Company), 6.2.2, 6.2.3, 6.2.4, 6.2.5, 6.2.6, 6.2.7 (after
                             -----  -----  -----  -----  -----  -----
            notice from the Purchaser and failure to cure the default within 5 days of such notice), 6.2.8, 6.2.9, 6.2.10, 6.2.11, 6.2.12, 6.2.13,
                                  -----  -----  ------  ------  ------  ------
            6.2.14, 6.2.15, 6.2.16, 6.2.17, 6.2.18 (after notice of such default
            ------  ------  ------  ------  ------
            and failure to cure such default with 30 days of such notice) or

            6.2.19.
            ------

            (l) Exhibit C to the Purchase Agreement is deleted and replaced in
                ---------
      its entirety with the new Exhibit C attached hereto as Schedule 1.
                                ---------

            (m) A new Exhibit A-1 in the form attached hereto as Schedule 2 is added to the Purchase Agreement.

            (n) A new Exhibit A-2 in the form attached hereto as Schedule 3 is added to the Purchase Agreement.

      2.    No Implied Amendments.  Except as herein amended, the Purchase
            ---------------------
Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

      3.    Costs and Expenses.  The Company confirms the Company's agreement to
            ------------------
pay all expenses of the Purchaser for the negotiation, preparation, execution and delivery of this Amendment and amendments, as necessary, to the other Purchase Documents, in connection with this Amendment (including the reasonable fees and expenses of counsel for the Purchaser from time to time incurred in connection therewith) all as provided for in Section 9.3 of the Purchase
                                             -----------
Agreement.

      4.    Effective Date.  This Amendment shall become effective upon
            --------------
compliance with the conditions set forth below:

            (a) Legal Opinion.  Whitman Breed Abbott & Morgan, counsel to the
                -------------
      Company, shall have provided the Purchaser with an opinion, dated as of the date hereof, in substance as set forth on Schedule 4 hereto, with such changes as may be reasonably acceptable to the Purchaser.

            (b) Documents.  Each of the following documents shall have been
                ---------
      executed and delivered by the parties thereto:

                  (i) Amendment No. 1 to Common Stock Purchase Warrant of even date herewith between the Company and the Purchaser;

                  (ii) Amendment No. 1 to Stockholders Agreement of even date herewith by and among the Company, the Purchaser and the other stockholders of the Company listed on the signature pages thereto;

                  (iii) the Five Year Note; and

                  (iv)  the Ten Year Note.

            (c) Senior Agent's Consent.  The Company shall have delivered to the
                ----------------------
      Purchaser evidence of the consent of the Senior Agent to this Amendment and the agreements listed in Section 4(b) hereof (together, the
                                   ------------
      "Amendments"), and the transactions contemplated hereby and thereby.
      -----------

            (d) NASDAQ Letter.  The Company shall have delivered to the
                -------------
      Purchaser a letter addressed to the Company from NASDAQ Stock Market, Inc., in substantially the form attached hereto as Schedule 5 with such changes as may be reasonably acceptable to the Purchaser.

      5.    Counterparts.  This Amendment may be executed by the parties hereto
            ------------
in several counterparts, each of which shall be executed by the Company and the Purchaser and be deemed to be an original and all of which shall constitute together but one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

                                       MATTHEWS STUDIO EQUIPMENT GROUP


                                       By   /s/ Carlos D. De Mattos
                                            -------------------------------
                                            Title: Chairman and
                                                   Chief Executive Officer

                                       Address:  2405 Empire Avenue
                                                 Burbank, California 94504

                                       Attention: Mr. Carlos De Mattos



                                       ING EQUITY PARTNERS, L.P.I

                                       By:  Lexington Partners, L.P.,
                                            its general partner

                                       By:  Lexington Partners, Inc.,
                                            its general partner

                                       By:  /s/ Benjamin P. Giess
                                            --------------------------------
                                            Title: Vice President


                                       Notices:  ING Equity Partners, L.P.I
                                                 135 East 57th Street
                                                 New York, New York  10022

                                       Attention:  Benjamin P. Giess

                                 SCHEDULE 1
                                 ----------

                        MATTHEWS STUDIO EQUIPMENT GROUP
                             AMENDED AND RESTATED
                         CERTIFICATE OF DETERMINATION
                       --------------------------------


      The following is a full restatement of the rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock, no par value (the "Preferred Stock") or the holders thereof, which shall consist of and be limited to a total number of one million shares authorized for issuance.

      1.    Definitions.  For purposes of this Certificate of Determination, the
            -----------
following definitions shall apply:

            "Affiliate" shall mean, with respect to any person, any person that
             ---------
directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such person.

            "Control" shall mean ownership of a majority of the capital stock or
             -------
interests in another Person.

            "EP" shall mean ING Equity Partners, L.P. I, a Delaware limited
             --
partnership, or any of its Affiliates.

            "Liquidation Value" has the meaning set forth in Section 4 hereof.
             -----------------

            "Securities Purchase Agreement" shall mean the Purchase Agreement
             -----------------------------
between the Corporation and EP, as such agreement may from time to time be amended in accordance with its terms.

            "Subsidiary" shall mean any corporation of which the shares of
             ----------
stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

            "Triggering Event" shall have the meaning set forth in Section 2(a)
             ----------------
below.

            "Warrants" shall mean the Warrants of the Corporation exercisable
             --------
for shares of Common Stock issued to EP pursuant to the Securities Purchase Agreement.

      2.    Voting Rights.
            -------------

            (a) Prior to Triggering Event.  Except for those voting rights
                -------------------------
expressly required by law or with regard to any amendment to the Corporation's Articles of Incorporation to alter or change, directly or indirectly, the powers, designations, preferences or special rights relating to the shares of the Preferred Stock, holders of the Preferred Stock shall have no voting rights unless and until an Event of Default, as that term is defined in the Securities Purchase Agreement, shall have occurred and be continuing (a "Triggering Event").

            (b) Occurrence of Triggering Event.  Upon the occurrence of a
                ------------------------------
Triggering Event, and until such Triggering Event shall have been remedied to the satisfaction of a majority of the holders of the Preferred Stock, each holder of the Preferred Stock shall be entitled to vote together with the Common Stock and any other voting stock of the Corporation on all matters submitted to the Corporation's shareholders for consideration, vote or approval, in the manner set forth in this Section 2(b). The holders of the Preferred Stock will have in the aggregate, and will be entitled to cast in the aggregate, a number of votes equal to the number of votes to which the shares of Common Stock, issuable upon exercise of the then unexercised portion of the Warrants outstanding and held by holders of the Preferred Stock as of the date the shareholders' meeting is called or the date the written consent is solicited, would be entitled, if such Warrants had been exercised. Each holder of the Preferred Stock will have, and will be entitled to cast, a pro rata number of the votes accorded to the holders of the Preferred Stock in the aggregate, as set forth in the preceding sentence, determined based on the ratio that the number of shares of Preferred Stock held by such holder as of the date the
                                            ----
shareholders' meeting is called or the date the written consent is solicited, bears to the aggregate number of shares of Preferred Stock that are issued and outstanding as of such date.

      3.    Dividends.  The holders of the Preferred Stock shall not be entitled
            ---------
to receive dividend payments at any time.

      4.    Liquidation.  Upon any liquidation, dissolution or winding up of the
            -----------
Corporation, before any distribution or payment is made upon any shares of any other class of capital stock of the Corporation, the holders of Preferred Stock will be entitled to be paid an amount equal to the Liquidation Value per share, and shall not be entitled to receive any further distribution or payment. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this Section 4. The "Liquidation Value" of each share of Preferred
     -----------------

Stock will be $100 per share.

      5.  Mandatory Redemption.
          --------------------

          (a) Triggering Event.  In the event that the Warrants are fully
              ----------------
exercised, then simultaneously with such exercise, the Corporation shall redeem the outstanding shares of Preferred Stock; however, the Preferred Stock will not be redeemed until such time as the Warrants are exercised in full.

          (b) Redemption Price.  On the date of redemption, upon surrender by
              ----------------
the holders at the Corporation's principal office of the certificate representing the shares of the Preferred Stock, the Corporation will pay to the holders an amount in cash equal to the Liquidation Value.

          (c) Cancellation of Redeemed Stock.  The shares of Preferred Stock
              ------------------------------
redeemed pursuant to this Section 5 shall be cancelled and shall not under any circumstances be reissued.

      6.  Replacement.  Upon receipt of evidence reasonably satisfactory to
          -----------
the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing shares of Preferred Stock, dated the date of such lost, stolen, destroyed or mutilated certificate.

      7.  Notices.  All notices will be in writing and will be delivered by
          -------
registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to the holders of the Preferred Stock, at such holders' addresses as they appear in the stock records of the Corporation (unless otherwise indicated by such holders).

                                  SCHEDULE 2
                                  ----------



                           [Not submitted herewith]

                                  SCHEDULE 3
                                  ----------



                           [Not submitted herewith]

                                  SCHEDULE 4
                                  ----------



                           [Not submitted herewith]

                                  SCHEDULE 5
                                  ----------



                           [Not submitted herewith]